AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

	THIS AMENDMENT (Amendment) is made as of the 27th day of March, 2009 by and among Old Mutual Capital, Inc.
(the Adviser), Turner Investment Partners, Inc. (the Sub-Adviser), and Old Mutual Funds II, a Delaware statutory trust (the Trust) to the Investment Sub-Advisory Agreement, as amended, dated the 17th day of May, 2006 by and between the Adviser, the Sub-Adviser, and the Trust (the Sub-Advisory Agreement).

       The parties desire to: (i) reduce the compensation paid under the Sub-Advisory Agreement with respect to Old Mutual
Large Cap Growth Fund; and (ii) reflect the completion of the reorganization of the Old Mutual Select Growth Fund into the Old Mutual Large Cap Growth Fund (the Reorganization), effective following the close of business on March 27, 2009. Accordingly, effective immediately following the closing of the Reorganization, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

       This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Sub-Advisory
Agreement shall continue in full force and effect.

       This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.


OLD MUTUAL CAPITAL, INC.

OLD MUTUAL FUNDS II



By: 	/s/
Mark E. Black

By:	/s/ Robert T. Kelly
Name:	Mark E. Black
Name:
Robert T. Kelly
Title:	Chief Financial Officer
Title:	Treasurer
TURNER INVESTMENT PARTNERS, INC






By:	/s/ Thomas R. Trala, Jr.


Name:	Thomas R. Trala,
Jr.


Title:	 COO/CFO

SCHEDULE A
DATED MARCH 27, 2009
TO
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
TURNER INVESTMENT PARTNERS, INC
OLD MUTUAL CAPITAL, INC.
AND
OLD MUTUAL FUNDS II
DATED MAY 17, 2006
PORTFOLIO
Sub-Advisory Fee Breakpoint Asset Thresholds


$0 to less than $300 million
$300 million to less than
$500 million
$500 million to less than $750 million
$750 million to
less than $1.0 billion
$1.0 billion to less than $1.5 billion$1.5 billion to less than $2.0 billion
$2.0 billion or greater







Old Mutual
Large Cap Growth Fund
0.475%
0.425%

0.375%
0.325%
0.275%
0.225%
0.175%
















Total Assets
 (no breakpoints)






Old Mutual Growth Fund
0.475%





Breakpoints will be
calculated based on the total assets
of each Fund.

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DMEAST #2022490 v9

DMEAST #2022490 v9	2




	A-1